Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing this statement on Schedule 13G. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of February 10, 2022.

Seaya Ventures II, Fondo De Capital Riesgo

By:	/s/ Juan González del Castillo
Name:	Juan González del Castillo
Title:	Managing Partner of Seaya Capital Gestión, SGEIC, S.A. acting on behalf of Seaya Ventures II, Fondo De Capital Riesgo

Beatriz González Ordóñez

/s/ Beatriz González Ordóñez

José María Múgica Murga

/s/ José María Múgica Murga